Exhibit 99
ProCentury Announces Senior Management Changes
COLUMBUS, Ohio, September 20, 2005 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that Charles Hamm, Executive Vice President and Chief Financial Officer, will be leaving the company to assume the position of President of Evergreen National Indemnity and Continental Heritage Insurance Company, privately owned Columbus, Ohio based insurance companies.
Mr. Hamm will provide consulting services to ProCentury under a consulting agreement, which services include guidance on matters related to Sarbanes-Oxley compliance, among a variety of other matters.
Mr. Hamm has been with the company since 2002, and has served the company as a Senior Vice President and most recently as Executive Vice President and Chief Financial Officer. “Charles’ contributions to ProCentury’s success have been invaluable”, said Edward Feighan, Chairman and CEO of ProCentury. “His experience and insights were critical to the successful execution of the company’s IPO in April of 2004. Charles has been an excellent leader and has helped to build a solid foundation for the company. On behalf of the company, I would like to thank him for his commitment and wish him the very best.”
Mr. Hamm earned a bachelor’s degree from Kent State University and he is a certified public accountant. He was previously a partner with KPMG LLP in the financial services division, and prior to joining ProCentury, he was the CFO of a publicly traded financial services company.
“Charles has raised the standard of performance at ProCentury,” said Chris Timm, Executive Vice President of ProCentury and President of Century Surety Company. “He is an exceptional financial manager, and he has also brought focus to the development of managerial talent within the organization. Charles has been a great friend and business partner, and his contributions will have a lasting impact on the company.”
Mr. Feighan also announced that Erin West has been promoted to Chief Financial Officer of ProCentury Corporation, effective October 1, 2005.
Erin West has served as the CFO of Century Surety Company (ProCentury’s primary operating company) since 2004, and has been responsible for the overall financial functions of the subsidiary including planning and analysis, external reporting, regulatory requirements and accounting and financial processes. Mr. Hamm said, “Having worked closely with Erin, I have seen her consistently prove herself as a leader of the company, and I am confident that she will transition well into her new role.”
West joined the company in 2001 after spending four years with KPMG LLP. She is a certified public accountant, and holds a B.A. in Business Administration and Accounting with an emphasis on Finance from Otterbein College in Westerville, Ohio.

The Company also announced today that Nathan Voorhis has been promoted to Senior Vice President of the company.
Nathan Voorhis joined the company in 2003 and serves as the company’s Chief Actuary. With his promotion to Senior Vice President, his responsibilities will be expanded to include the management of the company’s IT department. Prior to joining Century, Voorhis was an actuary at Nationwide Insurance. He has also worked for Demotech, Inc., Milliman USA and Transatlantic Reinsurance, in management, reserving and pricing roles.
Voorhis holds a B.A. in Mathematics and Education and a M.S. in Applied Mathematics. He has been a Member of the American Academy of Actuaries since 1997 and a Fellow of the Casualty Actuarial Society since 2000.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury Corporation
Contact: Jeff Racz, 614-823-6302